Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

Prospect Capital Corporation
New York, New York

We hereby consent to the use in this Pre-effective Amendment No. 1 to the Registration Statement (No. 333-206661) on Form N-2 of our report, dated August 26, 2015, relating to the consolidated financial statements of Prospect Capital Corporation, which is contained in this registration statement.

We also consent to the use of our report, dated August 28, 2015, relating to the information contained under Senior Securities on pages 83 - 84 of this registration statement, which is incorporated by reference in this registration statement.

/s/ BDO USA, LLP

BDO USA, LLP
New York, New York
October 9, 2015

R-214 (3/06)